EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-95007, Form S-8 No. 333-40466, Form S-8 No. 333-69722, Form S-8 No. 333-76636, Form S-8 No. 333-91276, Form S-8 No. 333-106436 and Form S-8 No. 333-106946) pertaining to the 1996 Equity Incentive Plan, 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Non-Employee Directors’ Stock Option Plan, 2001 Non-Statutory Stock Option Plan and the Acquisition Equity Incentive Plan of Caliper Technologies Corp. and in the Registration Statement (Post-Effective Amendment No. 1 to Form S-1 on Form S-3 No. 333-45942) of our report dated February 7, 2003, with respect to the consolidated financial statements of Zymark Corporation included in the Current Report (Form 8-K/A) of Caliper Technologies Corp., as amended.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
September 29, 2003